Exhibit 10.29b
THIS SECONDMENT AGREEMENT (this “Agreement”) is made on January 8, 2007
AMONG:
(1)	MYLAN LABORATORIES INC., a company incorporated in Pennsylvania with its registered address at 1500 Corporate Drive, Canonsburg, Pennsylvania 15317 U.S.A. (hereinafter referred to as the “Mylan Labs”);

(2)	MYLAN SINGAPORE PTE. LTD., incorporated in Singapore, Company Registration No 200700904W (hereinafter referred to as “Mylan Singapore”); and

(3)	PRASAD NIMMAGADDA, Passport No. Zl38849, of Plot No. D-19, Gayatri Arcade, Vikrampuri, Kharkhana Secunderabad 500 009 India (“Prasad”).
WHEREAS:
Under the terms of that certain employment agreement (the “Executive Employment Agreement”) dated January 8, 2007 between Mylan Labs and Prasad, Prasad is employed by Mylan Labs as Head of Global Strategies in the Office of the CEO. The parties to this Agreement agree that Prasad shall be seconded to Mylan Singapore and perform his employment duties at Mylan Singapore’s office as Head of Global Strategies on the terms set out in this Agreement (the “Secondment”).
IT IS HEREBY AGREED as follows:
1.	Secondment Period. The effective date of the commencement of Prasad’s Secondment will be January 8, 2007 and the Secondment shall remain in effect until January 7, 2010 (the “Secondment Period”), unless terminated earlier in accordance with Section 7.

2.	Position. Prasad’s title/position is Head of Global Strategies.

3.	Duties and Responsibilities; Place of Employment. During the Secondment Period, Prasad shall perform his duties and services as Head of Global Strategies in the offices of Mylan Singapore. During the Secondment Period, Prasad shall:
(a)	devote all of his working time, attention and ability to the best interests of Mylan Singapore;

(b)	not carry out any professional or business activities, undertake any similar services or accept any appointments other than for the Mylan Singapore without the express prior written consent of Mylan Singapore;
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(c)	faithfully and diligently perform his services and exercise such powers consistent with them which are from time to time assigned to or vested in him;

(d)	use his best endeavours to promote the interests of Mylan Singapore;

(e)	comply with all the rules and regulations of employment of Mylan Singapore as communicated to Prasad; and

(f)	be fully responsible for all his personal tax liabilities in respect of his remuneration and fees received in this Agreement.
In addition to the terms of the Secondment set out herein, Prasad shall also be subject to such other existing general terms and conditions of service as may be laid down by Mylan Labs to govern its employees and any rule or regulation that may be introduced by Mylan Labs from time to time, each to the extent communicated to Prasad. To the extent such terms and conditions of service conflict with the terms and conditions of service of Mylan Singapore, the terms and conditions of Mylan Singapore shall prevail.
4.	Relationship of the Parties.
(a)	Nothing in this Agreement or in Prasad’s Secondment will affect or alter his status as an employee of Mylan Labs. For the avoidance of doubt, Prasad shall continue to be an employee of Mylan Labs.

(b)	Nothing in this Agreement shall create or be deemed to create a partnership or the relationship of principal and agent between any of the parties and no party shall be responsible for the acts or omissions of the representatives of the other parties.

(c)	During the period of Secondment, Prasad shall not hold himself out as or be Mylan Labs’ agent for any purpose. Specifically, Prasad does not have the authority to sign any contract, agreement, undertaking or any other written document that will serve to give rise to any legal obligation on the part of Mylan Labs or that will or may serve to legally bind Mylan Labs.
5.	Compensation. During the Secondment Period, Mylan Labs shall pay Prasad compensation in accordance with Section 4(a) through (c) of the Executive Employment Agreement.

6.	Benefits. During the Secondment Period, Prasad shall be entitled to benefits and expense reimbursement in accordance with Section 4(d) of the Executive Employment Agreement.

7.	Termination of Secondment; Termination of Employment.
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(a) Mylan Labs specifically reserves all rights to terminate this Secondment at any time prior to the expiration of the Secondment Period.
(b) The Secondment is subject to Prasad obtaining visa, work, residency and permit approval as may be regulated by the authorities in Singapore. In the event that any necessary approval is not obtained (regardless of whichever party’s fault), the Secondment shall be terminated.
(c) Mylan Singapore shall not have the right to terminate Mr. Prasad’s employment.
(d) All terminations of employment shall be governed by the Executive Employment Agreement.
8.	Confidentiality. Prasad shall treat as secret and confidential and not at any time for any reason disclose or permit to be disclosed to any person or otherwise make use of or permit to be made use of any confidential information which was received before and during the period of his Secondment and upon termination of his Secondment for whatever reason, Prasad shall deliver up to Mylan Labs or Mylan Singapore (as shall be determined by Mylan Labs) all working papers, computer disks and tapes or other material and copies provided to him relating to any confidential information before and during the period of his Secondment.

9.	Return of Company Property. Upon termination of this Agreement for whatever reason, Prasad shall deliver to Mylan Singapore all books, documents, lists of clients/customers, papers, statistics, records, materials and other property relating to the business or affairs of Mylan Singapore which may then be in his possession, power or control (and for the avoidance of doubt it is hereby declared that the property in such books, documents, materials as aforesaid shall at all times be vested in Mylan Labs).

10.	Compliance with Ministry of Manpower and the Revenue. Upon termination of the Secondment, Prasad shall satisfy all requirements of the Ministry of Manpower and the Revenue for exit, including cancellation of his employment pass or work permit and submission regarding the absence or satisfaction of any outstanding personal tax liability. Prasad shall indemnify Mylan Singapore for any liabilities, fees or expenses it may incur in satisfying such requirements.

11.	Amendment. This Agreement may only be amended by written agreement of the parties hereto.

12.	Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties hereto with respect to the Secondment and supersedes any previous agreement or understanding in relation to the Secondment. Notwithstanding the foregoing, the Executive Employment Agreement shall
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continue to be in force and effect and shall be construed to be amended by the terms set out in this Agreement.

13.	No Waiver. No failure in exercising any right or remedy under this Agreement shall constitute a waiver thereof and no single or partial exercise of any right or remedy under this Agreement shall preclude or restrict any further exercise of such right or remedy. The rights and remedies contained in this Agreement are cumulative and not exclusive of any rights and remedies provided by law.

14.	Severability. If any term or provision of this Agreement shall in whole or in part be held to any extent to be illegal or unenforceable under any enactment or rule of law that term or provision or part shall to that extent be deemed not to form part of this Agreement and the enforceability of the remainder of this Agreement shall not be affected thereby.

15.	Notice. Any notice or communication under or in connection with this Agreement shall be in writing and shall be delivered personally, or by registered mail or facsimile to the addresses given in this Agreement or at such other address as the recipient may have notified to the other parties in writing. Proof of posting or despatch of any notice or communication to either of the parties shall be deemed to be proof of receipt.

16.	Counterparts. This Agreement may be executed in any number of counterparts and by the parties in separate counterparts, but shall not be effective until each of the parties has executed at least one counterpart. Each counterpart shall constitute an original Agreement but all of the counterparts together shall form one or the same instrument.

17.	The Contracts Act. The Contracts (Rights of Third Parties) Act, Cap. 53B of Singapore shall not under any circumstances apply to this Agreement and any person who is not a party to this Agreement (whether or not such person shall be named, referred to, or otherwise identified, or shall form part of a class of persons so named, referred to, or identified, in this Agreement) shall have no right whatsoever under the Contracts (Rights of Third Parties) Act Cap. 53B of Singapore to enforce this Agreement or any of its terms.

18.	Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of Singapore and the parties irrevocably submit to the non-exclusive jurisdiction of the Singapore Courts. Each of the parties irrevocably consents to the process of any legal action arising out of or in connection with this Agreement being served on them in accordance with the provisions of this Agreement relating to service of communications. Nothing contained in this Agreement shall affect the right to service process in any other manner permitted by law. This Agreement has been executed on the date hereinabove stated.
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19.	Headings. The headings contained in this Agreement are for convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.
     As witness this Agreement has been entered into the day and year first above written.

Signed by	)
For and on behalf of	)	/s/ Robert J. Coury
Mylan Laboratories Inc In the presence of	) )

Signed by	)
For and on behalf of	)	/s/ Robert J. Coury
Mylan Singapore Pte. Ltd In the presence of	) )

/s/ Prasad Nimmaggadda Signed by	)
Prasad Nimmaggadda	)
in the presence of	)
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